SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             COMMISSION FILE NUMBER: 1-13645


                         HOWMET INTERNATIONAL INC.
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           (Exact name of registrant as specified in its charter)


              475 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
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          (Title of each class of securities covered by this Form)


                                    NONE
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    |X|            Rule 12h-3(b)(1)(i)   |X|
      Rule 12g-4(a)(1)(ii)   |_|            Rule 12h-3(b)(1)(ii)  |_|
      Rule 12g-4(a)(2)(i)    |_|            Rule 12h-3(b)(2)(i)   |_|
      Rule 12g-4(a)(2)(ii)   |_|            Rule 12h-3(b)(2)(ii)  |_|
                                            Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934, Howmet International Inc. has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.


                                     HOWMET INTERNATIONAL INC.


Date: August 3, 2000                 BY: /s/ Julie A. Caponi
                                        -----------------------------------
                                        Name:  Julie A. Caponi
                                        Title: Vice President